Exhibit 99.1

Springwater Special Situations Corp. Announces Separate Trading of its Common Stock and Warrants

September 21, 2021 NEW YORK—(BUSINESS WIRE)—Springwater Special Situations Corp. (NASDAQ: SWSSU) (the “Company”) announced today that, commencing on or about September 23, 2021, holders of its units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units. The shares of common stock and warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SWSS” and “SWSSW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “SWSSU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

Springwater Special Situations Corp. is a Delaware blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company is led by Martin Gruschka, Chief Executive Officer and Director, Ignacio Casanova, Chief Financial Officer and Director, and Angel Pendas, Secretary and Director.

EarlyBirdCapital, Inc. acted as the sole book-running manager for the Company’s initial public offering which was consummated in August 2021. JonesTrading Institutional Services LLC acted as co-manager for the initial public offering.

A registration statement relating to the Company’s offer and sale of these securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Martin Gruschka, CEO

212-818-8800